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                                                                  Exhibit 3(iii)





                                                                  April 25, 2001




New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Gentlemen:

In my capacity as Second Vice President and Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

          The preparation of Post-Effective Amendment No. 13 to the registration statement on Form S-6 (File No. 33-66864) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

          The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values, accumulated premiums, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male and female joint insureds, both aged 55 in the underwriting class illustrated than to prospective purchasers of Policies for joint insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.
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April 25, 2001


3. The illustration of net premiums shown under the heading "Charges and Expenses-Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Variable Account for a $5,000 premium under a Policy with a $2,000 Target Premium.

4. The information contained in the example of how the maximum loanable amount is determined under the heading "Other Policy Features-Loan Provision" in the Prospectus, and in the Supplement dated May 1, 2001 to Prospectuses dated April 30, 1999 and May 1, 2000 (the "Supplement") is consistent with the provisions of the Policies.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus and Supplement.

                                Sincerely,

                                /s/ James J. Reilly

                                James J. Reilly, Jr., F.S.A., M.A.A.A.
                                Second Vice President and Actuary